Exhibit 99.1

Fulcrum Therapeutics Announces Recent Business Highlights and Financial Results

for First Quarter 2024

― Entered into a collaboration and ex-U.S. license agreement with Sanofi for the development and commercialization of losmapimod ―

― On track to report topline data for Phase 3 REACH trial of losmapimod in facioscapulohumeral muscular dystrophy (FSHD) in the fourth quarter of 2024 ―

― Industry veteran, Patrick Horn M.D., Ph.D., appointed as chief medical officer ―

― Conference call and webcast scheduled for 8:00 a.m. ET today ―

CAMBRIDGE, Mass., – May 13, 2024 – Fulcrum Therapeutics, Inc.® (Fulcrum) (Nasdaq: FULC), a clinical-stage biopharmaceutical company focused on developing small molecules to improve the lives of patients with genetically defined rare diseases, today reported financial results for the first quarter of 2024 as well as an update to the business.

“It’s a very exciting time for Fulcrum as we remain on track to report topline data for the Phase 3 REACH trial in the fourth quarter of 2024. As we prepare for the potential NDA filing and commercial launch of losmapimod in the U.S., we are extremely pleased to announce a collaboration with our new partner, Sanofi, to leverage their global reach and rare disease expertise for the benefit of patients outside the U.S.” said Alex C. Sapir, Fulcrum’s president and chief executive officer. “In our Phase 1b PIONEER trial of pociredir, a highly differentiated oral treatment option for sickle cell disease, we have activated additional clinical trial sites and are building key relationships with leading physicians in the SCD community. We also recently strengthened our leadership team with the addition of Pat Horn as our chief medical officer. Pat brings extensive late-stage rare disease development experience and strategic insight to help us bring potentially transformative therapies to patients.”

Recent Business Highlights

•
Fulcrum entered into a collaboration and license agreement with Sanofi (Nasdaq: SNY) for the development and commercialization of losmapimod. Under the collaboration and license agreement, Sanofi will obtain exclusive commercialization rights for losmapimod outside of the U.S.
o
Fulcrum will receive an upfront payment of $80.0 million and is eligible to receive up to an additional $975.0 million in specified regulatory and sales-based milestones, along with tiered royalties starting in the low-teens of annual net sales of losmapimod outside the U.S. In addition, Fulcrum and Sanofi will equally share global development costs.
•
REACH, the Phase 3 clinical trial evaluating losmapimod in patients with FSHD, continues to progress, and Fulcrum expects to report topline data in the fourth quarter of 2024. The trial enrolled 260 patients across sites in the United States, Canada, and Europe. There are currently no approved treatments for FSHD.
o
Our Phase 2 study for losmapimod, ReDUX4, which was recently published in The Lancet Neurology, demonstrated improvements in functional outcomes (reachable workspace), structural outcomes (muscle fat infiltration), and patient-reported outcomes for patients treated with losmapimod as compared to placebo. Read the publication here.
•
Activated additional clinical trial sites in the Phase 1b trial evaluating pociredir in patients with sickle cell disease (SCD). Cohort 3 of the Phase 1b trial will evaluate pociredir at the 12 mg once daily dose, followed by Cohort 4 at the 20 mg once daily dose. Each cohort is expected to enroll approximately 10 patients.

Corporate Updates

•
Appointed Patrick Horn, M.D., Ph.D., as chief medical officer, a seasoned executive with over 20 years of end-to-end drug development experience spanning multiple therapeutic areas, with an emphasis on rare diseases, across both large pharmaceutical and biotech companies. Iain Fraser, MBChB, DPhil, who served as our interim chief medical officer, remains on Fulcrum’s executive leadership team as SVP of early development. Together, Drs. Horn and Fraser will be responsible for leading clinical development and overseeing regulatory strategy and execution.

First Quarter 2024 Financial Results

•
Cash Position: As of March 31, 2024, cash, cash equivalents, and marketable securities were $213.3 million, as compared to $236.2 million as of December 31, 2023. The decrease in our cash position is due to net cash used in operating activities in 2024. Pro forma cash, cash equivalents, and marketable securities were approximately $293.3 million as of March 31, 2024, inclusive of the $80.0 million milestone due under the collaboration and license agreement with Sanofi.
•
Collaboration Revenue: Collaboration revenue was zero for the three months ended March 31, 2024, as compared to $0.3 million for the three months ended March 31, 2023. The decrease of $0.3 million was attributable to the completion of our research services under our collaboration agreement with MyoKardia during the fourth quarter of 2023.
•
R&D Expenses: Research and development expenses were $19.8 million for the three months ended March 31, 2024 as compared to $16.7 million for the three months ended March 31, 2023. The increase of $3.1 million was primarily due to increased costs related to the advancement of REACH.
•
G&A Expenses: General and administrative expenses were $10.1 million for the three months ended March 31, 2024 as compared to $11.5 million for three months ended March 31, 2023. The decrease of $1.4 million was primarily due to decreased employee compensation costs.
•
Net Loss: Net loss was $26.9 million for the three months ended March 31, 2024 as compared to $24.8 million for the three months ended March 31, 2023.

Update to Cash Runway Guidance

Based on its current operating plans, Fulcrum now expects that its cash, cash equivalents, and marketable securities as of March 31, 2024, together with the $80.0 million upfront payment to be received from Sanofi under the collaboration and license agreement, will be sufficient to fund its operating requirements into 2027.

Conference Call and Webcast

Fulcrum Therapeutics, Inc. will host a conference call and webcast today at 8:00 a.m. ET to review the first quarter 2024 financial results and recent business highlights. Individuals may register for the conference call by clicking the link here. Once registered, participants will receive dial-in details and unique PIN which will allow them to access the call. An audio webcast will be accessible through the Investor Relations section of the company’s website at www.fulcrumtx.com or by clicking here. Following the live webcast, an archived replay will also be available.

About Fulcrum Therapeutics
Fulcrum Therapeutics is a clinical-stage biopharmaceutical company focused on developing small molecules to improve the lives of patients with genetically defined rare diseases in areas of high unmet medical need. Fulcrum’s two lead programs in clinical development are losmapimod, a small molecule in development for the treatment of facioscapulohumeral muscular dystrophy (FSHD), and pociredir (formerly known as FTX-6058), a small molecule designed to increase expression of fetal hemoglobin and in development for the treatment of sickle cell disease (SCD). Fulcrum uses proprietary technology to identify drug targets that can modulate gene expression to treat the known root cause of gene mis-expression. For more information, visit www.fulcrumtx.com and follow us on Twitter/X (@FulcrumTx) and LinkedIn.

About Losmapimod
Losmapimod is a selective p38α/β mitogen activated protein kinase (MAPK) inhibitor. Fulcrum exclusively in-licensed losmapimod from GSK following Fulcrum’s discovery of the role of p38α/β inhibitors in the reduction of DUX4 expression and an extensive review of known compounds. Results reported from the Phase 2b ReDUX4 trial demonstrated slower disease progression and improved function, including positive impacts on upper extremity strength and functional measures supporting losmapimod’s potential to be a transformative therapy for the treatment of FSHD. Although losmapimod had never previously been explored in muscular dystrophies, it had been evaluated in more than 3,600 subjects in clinical trials across multiple other indications with no safety signals attributed to losmapimod. Losmapimod has been granted U.S. Food and Drug Administration (FDA) Fast Track designation and Orphan Drug Designation for the treatment of FSHD. Losmapimod is currently being evaluated in a Phase 3 multi-center randomized, double-blind, placebo-controlled, 48-week parallel-group study in people with FSHD (NCT05397470).

About FSHD
FSHD is a serious, rare, progressive, and debilitating disease for which there are no approved treatments. It is characterized by fat infiltration of skeletal muscle leading to muscular atrophy involving primarily the face, scapula and shoulders, upper arms, and abdomen. Impact on patients includes relentless and accumulating muscle and functional loss impacting their ability to perform activities of daily living, loss of upper limb function, loss of mobility and independence, and chronic pain. FSHD is one of the most common forms of muscular dystrophy and has an estimated patient population of 30,000 in the United States alone.

About Pociredir
Pociredir is an investigational oral small-molecule inhibitor of Embryonic Ectoderm Development (EED) that was discovered using Fulcrum’s proprietary discovery technology. Inhibition of EED leads to potent downregulation of key fetal globin repressors, including BCL11A, thereby causing an increase in fetal hemoglobin (HbF). Pociredir is being developed for the treatment of SCD. Initial data in SCD demonstrated proof-of-concept and achieved absolute levels of HbF increases associated with potential overall patient benefit. In clinical trials conducted prior to the clinical hold, which was lifted by the FDA in August 2023, pociredir was generally well-tolerated in people with SCD with up to three months of exposure, with no serious treatment-related adverse events reported. Pociredir has been granted U.S. FDA Fast Track designation and Orphan Drug Designation for the treatment of SCD. To learn more about these trials please visit ClinicalTrials.gov.

About Sickle Cell Disease
Sickle cell disease (SCD) is a genetic disorder of the red blood cells caused by a mutation in the HBB gene. This gene encodes a protein that is a key component of hemoglobin, a protein complex whose function is to transport oxygen in the body. The result of the mutation is less efficient oxygen transport and the formation of red blood cells that have a sickle shape. These sickle shaped cells are much less flexible than healthy cells and can block blood vessels or rupture cells. People with SCD typically suffer from serious clinical consequences, which may include anemia, pain, infections, stroke, heart disease, pulmonary hypertension, kidney failure, liver disease, and reduced life expectancy.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, including express or implied statements regarding Fulcrum’s clinical trials, including timing of topline data for the Phase 3 REACH trial of losmapimod; Fulcrum’s collaboration and license agreement with Sanofi; receipt of the upfront payment thereunder and extension of its cash runway, as well as its ability to receive the milestone and royalty payments thereunder and achieve benefits therefrom; reinitiation of the Phase 1b trial of pociredir and enrollees in each cohort; and Fulcrum’s ability to deliver an FDA-approved therapy for FSHD patients; among others. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with Fulcrum’s ability to continue to advance its product candidates in clinical trials; initiating and enrolling clinical trials on the timeline expected or at all; obtaining and maintaining necessary approvals from the FDA and other regulatory authorities; replicating in clinical trials positive results found in preclinical studies and/or earlier-stage clinical trials of losmapimod, pociredir and any other product candidates; obtaining, maintaining or protecting intellectual property rights related to its product candidates; managing expenses; managing executive and employee turnover, including integrating a new CMO; and raising the substantial additional capital needed to achieve its business objectives, among others. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Fulcrum’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties, and other important factors, in Fulcrum’s most recent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Fulcrum’s views as of the date hereof and should not be relied upon as representing Fulcrum’s views as of any date subsequent to the date hereof. Fulcrum anticipates that subsequent events and developments will cause Fulcrum’s views to change. However, while Fulcrum may elect to update these forward-looking statements at some point in the future, Fulcrum specifically disclaims any obligation to do so.

Fulcrum Therapeutics, Inc.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	March 31, 2024	December 31, 2023
Cash, cash equivalents, and marketable securities	$213,314	$236,221
Working capital(1)	207,258	228,524
Total assets	232,588	257,694
Total stockholders’ equity	213,592	235,193

(1) Fulcrum defines working capital as current assets minus current liabilities.

Fulcrum Therapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Collaboration revenue	$—	$295
Operating expenses:
Research and development	19,773	16,715
General and administrative	10,061	11,520
Total operating expenses	29,834	28,235
Loss from operations	(29,834)	(27,940)
Other income, net	2,964	3,161
Net loss	$(26,870)	$(24,779)
Net loss per share, basic and diluted	$(0.43)	$(0.41)
Weighted-average common shares outstanding, basic and diluted	61,984	59,722

Contact:

Chris Calabrese

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

917-680-5608